Exhibit 10.3

NAVISTAR INTERNATIONAL CORPORATION

2020 NON-EMPLOYEE DIRECTORS

NONELECTIVE DEFERRED COMPENSATION PLAN

Section 1. Definitions

Affected Compensation for a Director is the following cash compensation payable for director services performed in calendar year 2020, and that is not subject to a deferral election by the Director under the Deferred Fee Plan:

Cash component of the Annual Retainer,

Lead Director Additional Annual Retainer, and

Committee Chairman Additional Annual Retainer.

Affected Compensation in no event includes any compensation payable in Navistar common stock, including Deferred Stock Units (“DSUs”) and Restricted Stock Units “RSUs”).

The Code is the Internal Revenue Code of 1986, as amended from time to time.

The Committee is the Nominating and Governance Committee of the Board of Directors of the Corporation.

The Corporation is Navistar International Corporation.

The Deferred Fee Plan is the Navistar Non-Employee Directors’ Deferred Fee Plan (Amended and Restated as of December 9, 2019).

The Deferred Payment Date is March 15, 2021, or such earlier date designated by the Committee at the Committee’s sole discretion.

A Director is a member the Board of Directors of the Corporation who is not a full-time employee of the Corporation or any of its subsidiaries.

The Plan is this Navistar International Corporation 2020 Non-Employee Directors Nonelective Deferred Compensation Plan.

Section 2. Nonelective Deferral. Effective for Affected Compensation payable after April 20, 2020, through no later than December 31, 2020, 35% of Affected Compensation shall be paid on the Deferred Payment Date, as a single cash payment plus interest calculated at a 6% annual rate. Deferred Affected Compensation payable for services rendered by a Director shall be paid pursuant to this Section 2 without regard to whether a Director ceases to be a member of the Board of Directors of the Corporation for any reason after such services are rendered.

Section 3. Code Section 409A. All Affected Compensation deferred pursuant to the terms of the Plan is payable as a “short term deferral” as such term is defined by Code Section 409A and regulations thereunder, and accordingly is exempt from Code Section 409A. The Plan is to be construed and administered in accordance with this intent. The Corporation does not warranty the tax treatment of any amounts paid under the Plan. Accordingly, while the Committee will endeavor to structure all payments to be exempt from the requirements of Code Section 409A, the Corporation will have no obligation to indemnify any person with respect to any taxes or penalties incurred under Code Section 409A (or any other taxes or penalties) arising as a result of the form or operation of the Plan.

Section 4. Other Provisions. Amounts deferred under the Plan shall be subject to Section 5 of the Deferred Fee Plan, except that, for any amount deferred under the terms of the Plan:

(a)    The Committee has full discretionary authority to construe, interpret and administer the terms of such deferral under the terms of the Plan, and decisions of the Committee with respect to such deferral under the terms of the Plan shall be final, conclusive and binding upon all parties; and

(b)    The Committee may modify, amend, or terminate the Plan at any time, at its sole discretion.